Exhibit 99.1

For Immediate Release

HARMONY MERGER CORP.

ANNOUNCES FILING OF PROXY SUPPLEMENT

NEW YORK, NEW YORK, March 20, 2017 – Harmony Merger Corp. (“Harmony”) (NASDAQ: HRMNU, HRMN, HRMNW), a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination, announced today that it has filed with the Securities and Exchange Commission (the “SEC”) a supplement to its definitive proxy statement, dated March 13, 2017 (the “Proxy Supplement”) relating to its annual meeting of stockholders.

At the annual meeting, Harmony’s stockholders will be asked to consider and vote upon, among other things, a proposal to amend (the “Extension Amendment”) Harmony’s amended and restated certificate of incorporation to extend the date by which Harmony has to consummate an initial business combination (the “Extension”) to July 27, 2017 (the “Extended Date”).

The Proxy Supplement indicated that Harmony’s stockholders prior to its initial public offering that participated in the simultaneous private placement of units (the “insiders”) and NextDecade, LLC (“NextDecade”), the liquefied natural gas (“LNG”) development company focused on LNG export projects and associated pipelines in the State of Texas that has executed a previously announced non-binding letter of intent with the Company for a proposed business combination, have agreed that if the Extension Amendment is approved, they or their affiliates will contribute to Harmony as a loan (each loan being referred to herein as a “Contribution”) $0.0275 for each public share that is not converted in connection with the stockholder vote to approve the Extension, for each month (or a pro rata portion thereof if less than a month), that is needed by Harmony to complete an initial business combination from March 27, 2017 until the Extended Date. Accordingly, if Harmony takes until the Extended Date to complete an initial business combination, which would represent four months through the Extended Date, the insiders and NextDecade would make aggregate Contributions of approximately $1,265,000 (assuming no public shares were converted). Accordingly, if the Extension Amendment is approved and the Extension is completed and Harmony takes the full time through the Extended Date to complete an initial business combination, the conversion amount per share at the meeting for such business combination or Harmony’s subsequent liquidation will be approximately $10.32 per share, in comparison to the current conversion amount of approximately $10.21 per share. The insiders and NextDecade will not make any Contribution unless the Extension Amendment is approved and the Extension is completed.

Further information regarding the Proxy Supplement and the Contributions to be made by the insiders and NextDecade will be included in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Disclaimer

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Participants in Solicitation

The Company and its directors, executive officers and other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed extension. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests in the Company of the Company’s directors and officers in the Company’s filings with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the Company’s stockholders in connection with the proposed extension is set forth in the proxy statement for the proposed extension which has been mailed to stockholders of the Company as of March 7, 2017. Stockholders will also be able to obtain copies of the proxy statement, without charge, at the SEC’s website at www.sec.gov or by directing a request to: Harmony Merger Corp., 777 Third Avenue, 37th Floor, New York, New York 10017.

About Harmony Merger Corp.

Harmony (NASDAQ: HRMN) was incorporated in Delaware on May 21, 2014 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities. On March 27, 2015, Harmony consummated its initial public offering (“IPO”) of 11,500,000 units, each unit consisting of one share of common stock and one warrant to purchase one common share, and a simultaneous private placement of units to certain initial stockholders and Cantor Fitzgerald & Co., the representative of the underwriters in the IPO. As of December 31, 2016, Harmony held approximately $117,500,000 in trust to be used in connection with a proposed business combination. For more information, please visit www.harmonymergercorp.com.

Safe Harbor Language

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Harmony’s managements’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein. Harmony is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts

Harmony Merger Corp.

David Sgro, 212-319-7676

Chief Operating Officer